Exhibit 23.4

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the incorporation by reference in this Amendment No. 1 to Registration Statement on Form S-3 (No. 333-186625) of our reserves reports setting forth the interests of Warren Resources, Inc. and its subsidiaries (collectively the “Company”) relating to the estimated quantities of the Company’s proved reserves of oil and gas and present values thereof for certain periods originally included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, filed with the U.S. Securities and Exchange Commission on March 6, 2013.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Danny D. Simmons
Danny D. Simmons, P.E. 45270
President and Chief Operating Officer

Houston, Texas

March 21, 2013